Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Colman Cheng, Chief Financial Officer	Mr. Crocker Coulson, President
China Nutrifruit Group Limited	CCG Investor Relations
Tel:+ 852 9039 8111	Tel: +1-646-213-1915 (NY office)
Email: zsj@longheda.net	Email: crocker.coulson@ccgir.com
Website: www.chinanutrifruit.com	Website: www.ccgirasia.com

Elaine Ketchmere, Partner
Email: elaine.ketchmere@ccgir.com
Tel: +1-310-954-1345 (LA office)
For Immediate Release

China Nutrifruit Group Limited Announces
Third Quarter of Fiscal 2010 Results

  Revenue increased 28% year-over-year to $17.8 million

  Net income increased 45% to $4.6 million

  Affirms FY 2010 and FY 2011 Guidance

Daqing, Heilongjiang Province, China – February 5, 2010 China Nutrifruit Group Limited (NYSE Amex: CNGL) (“China Nutrifruit” or “the Company”), a leading producer of premium specialty fruit based products in China (“PRC”), today reported financial results for the third fiscal quarter ended December 31, 2009.

Third Quarter Fiscal Year (“FY”) 2010 Highlights

  Net sales increased 28.4% year-over-year to $17.8 million

  Gross profit increased 34.8% year-over-year to $8.1 million, with gross margin of 45.7%

  Operating earnings increased 40.6% year-over-year to $6.2 million, with operating margin of 34.9%

  Net income increased 44.7% year-over-year to $4.6 million, or $0.11 per diluted share

  Successfully raised aggregate gross proceeds of approximately $13.3 million in private placement financing

  Began production of new glazed fruit production line at the Company’s Daqing facility in Heilongjiang Province, China

“China Nutrifruit had a strong third quarter with solid year-over-year growth in both revenue and net income. As planned, we successfully added a new glazed fruit production line during the quarter which will further boost sales of our rapidly growing glazed fruit products,” commented Mr. Changjun Yu, Chairman of China Nutrifruit. “We experienced a healthy harvest with our facilities operating at a utilization rate in excess of 90%. Our new glazed fruit production line began production in December and will help us meet the growing market demand for our products.”

Third Quarter FY 2010 Results

Net sales for the third quarter of FY 2010 increased 28.4% to $17.8 million, as compared to $13.9 million in the same quarter of fiscal 2009. The strong growth in sales was attributable to the increase in sales volume driven by rising market demand and growth in consumer spending. During the third quarter, net sales from concentrated juice products, which accounted for 47.2% of total net sales, were $8.4 million. Net sales from glazed fruit reached $5.4 million, contributing 30.1% of the net sales during the quarter compared to 6.1% in the prior year primarily due to increased sales of the Company’s new blueberry glazed fruit product.

Gross profit for the third quarter of FY 2010 grew 34.8% to $8.1 million, from $6.0 million for the same period a year ago. Gross margin was 45.7% for the third quarter of FY 2010 compared to 43.5% in the third quarter of FY 2009. The increase in gross margin was mainly due to product mix changes resulting in increased sales of glazed fruit products which had a higher margin of 51.9%, compared with fruit concentrate and concentrate pulp products, which had gross margins of 44.4% and 28.3%, respectively, during the quarter.

In the third quarter of FY 2010, selling, general, and administrative expenses were $1.9 million, up 18.6% from $1.6 million in the same period last year. Selling expenses were $1.1 million, or 6.1% of net sales, compared to $0.9 million, or 6.8% of net sales, in the third quarter of FY 2009. Selling expenses as a percentage of net sales declined due to lower sales related travel expenses as the Company’s established customer relationships resulted in a higher volume of repeat orders from existing customers. General and administrative (“G&A”) expenses were $0.8 million, up 22.9% from $0.7 million a year ago. As a percentage of net sales, G&A expenses decreased to 4.6% compared to 4.8% in the third quarter of FY 2009.

Operating earnings in the third quarter of FY 2010 rose 40.6% to $6.2 million, from $4.4 million in the comparable period last year.

Provision for income taxes was $1.6 million compared to $1.1 million a year ago.

Net income in the third quarter of FY 2010 was $4.6 million, or $0.11 per diluted share, up 44.7% from $3.2 million, or $0.09 per diluted share a year ago. The calculation of diluted earnings per share for the third quarter of fiscal 2010 is based on 40.2 million shares compared to share count of 36.1 million in the third quarter of fiscal 2009.

Nine Months Results

For the nine months ended December 31, 2009, net sales were $46.5 million, up 28.4% from $36.2 million for the nine months ended December 31, 2009. Net sales from concentrated juice products increased 10.8% to $20.1 million from $18.1 million in the comparable period last year and accounted for 43.2% of total net sales. Net sales from glazed fruit grew 110.4% to $10.2 million from $4.8 million in the same period last year and accounted for 21.9% of net sales. Sales of concentrate pulp products increased 185.1% to $6.4 million, as compared to $2.2 million in the prior year, and accounted for 13.7% of total net sales.

Gross profit increased 26.6% to $21.8 million from $17.2 million a year ago. Gross margin was 46.8% in the first nine months of FY 2010 compared to 47.5% in the comparable period a year ago. Earnings from operations were $16.8 million, up 23.4% from $13.6 million last year. Net income for the nine months ended December 31, 2009 was $12.5 million, or $0.33 per diluted share, up 25.7% from $10.0 million, or $0.51 per diluted share, in the same period of FY 2009. The calculation of diluted earnings per share for the first nine months of FY 2010 is based on 37.5 million shares compared to share count of 19.5 million in the comparable period of fiscal 2009.

Financial Condition

As of December 31, 2009, China Nutrifruit had $19.1 million in cash and cash equivalents, $3.0 million in total liabilities with no long term debt and working capital of $39.3 million. Shareholders’ equity was $58.9 million as of December 31, 2009.

In first nine months of FY2010, the Company generated $5.7 million in cash flow from operating activities due to net income, the collection of trade receivables offset by the increase in inventory during the production season.

Business Outlook

China Nutrifruit plans to construct a new fruit and vegetable powder manufacturing facility in Daqing, Heilongjiang Province with an annual production capacity of 10,000 tons at a total cost of approximately $19.1 million. The new facility is expected to begin production in September 2010 and will produce tomato, pumpkin and other popular fruit and vegetable powders that can be used as ingredients in a variety of food products. The Company expects the new line to contribute approximately $13 to $14 million in revenue for fiscal year 2011. In addition, China Nutrifruit is seeking to maximize utilization at its new automated glazed fruit production line.

The Company affirms previously issued fiscal 2010 and 2011 guidance. For FY 2010, the Company expects approximately $72.0 - $76.0 million in revenue and $18.5 million in net income, excluding non-cash stock compensation expenses. For FY 2011, the Company expects approximately $90-$95 million in revenue, and projected net income of approximately $22-$23 million.

“We expect strong consumer spending and an increasing demand for healthy products to continue to drive demand for specialty fruit and beverage products. We have received a great deal of interest and demand from both domestic and international distributors for fruit and vegetable powder products. This high growth segment complements our existing product lines and we plan to leverage our widespread network of suppliers and distributors to sell these products,” said Mr. Yu. “We intend to enhance our position as a premium food processor by continuing to introduce new products and utilizing our strong distribution network, industry relationships, and production efficiency.”

Conference Call Information

Management will conduct a conference call at 9:00 a.m. Eastern Time on Friday, February 5, 2010 to discuss its third fiscal quarter 2010 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-380-4607. International callers should dial +1-702-928-6995. The conference ID number for the call is 53493754. If you are unable to participate in the call at this time, a replay will be available on Friday, February 5, 2010 at 11:00 a.m. Eastern Time, through Friday, February 19, 2010. To access the replay, dial 800-642-1687. International callers should dial +1-706-645-9291. The conference ID number for the replay is 53493754.

About China Nutrifruit Group Limited

Through its subsidiary Daqing Longheda Food Company Limited, China Nutrifruit, is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry and raspberry. The Company’s processing facility possesses ISO9001 and HACCP series qualifications. Currently, the Company has established an extensive nationwide sales and distribution network throughout 20 Provinces in China. For more information, please visit http://www.chinanutrifruit.com .

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act"”). Such statements include, among others, those concerning our projections for the new fruit and vegetable powder manufacturing facility, expected financial performance in FY 2010 and FY2011 and strategic and operational plans, our expectations regarding the market for our products, our expectations regarding the continued growth of the specialty fruit and beverage market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended March 31, 2009, and other risks and uncertainties mentioned in our other reports filed with the Securities and Exchange Commission. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

– Financial Tables Follow –

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Stated in US Dollars)

	December 31,	March 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$19,135,592	$4,768,542
Proceeds from private placement held in escrow account	931,630	-
Trade receivables, net of allowance	8,284,033	11,423,996
Inventories, net	13,706,578	3,692,892
Other current assets	191,365	481,679
Total current assets	42,249,198	20,367,109
Property and equipment, net	18,253,354	16,614,930
Deferred tax assets	1,241,881	1,406,814
Land use rights, net	186,563	189,303
TOTAL ASSETS	$61,930,996	$38,578,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$929,175	$2,675,983
Trade payables	507,906	260,322
Income taxes payable	1,554,027	1,416,835
Total current liabilities	2,991,108	4,353,140
Non-current liabilities:
Amounts due to shareholders	-	7,407,748
TOTAL LIABILITIES	2,991,108	11,760,888

Commitments and Contingencies
Shareholders' equity
Preferred stock
Authorized: 5,000,000 shares, par value $0.001
Issued and outstanding: 403,418 shares as at December 31, 2009; (nil as at March 31, 2009)	403	-
Common stock
Authorized: 120,000,000 shares, par value $0.001
Issued and outstanding: 36,125,754 shares as at December 31, 2009;
(36,125,754 shares as at March 31, 2009)	36,126	36,126
Additional paid-in-capital	36,376,516	16,746,971
Noncontrolling interests	-	-
Statutory reserves - restricted	4,563,920	2,873,880

Accumulated other comprehensive income	406,223	425,675
Retained earnings	17,556,700	6,734,616
TOTAL SHAREHOLDERS’ EQUITY	58,939,888	26,817,268
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,930,996	$38,578,156

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Stated in US Dollars)

	Three months ended		Nine months ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$17,816,916	$13,873,857	$46,502,988	$36,212,228
Cost of sales	(9,680,959)	(7,836,719)	(24,734,449)	(19,020,828)
Gross profit	8,135,957	6,037,138	21,768,539	17,191,400
Selling expenses	(1,094,111)	(945,802)	(2,592,363)	(2,035,655)
General and administrative expenses	(816,069)	(664,202)	(2,333,033)	(1,505,804)
Operating earnings	6,225,777	4,427,134	16,843,143	13,649,941
Other income (expenses)
Interest expense	-	(128,455)	-	(318,050)
Other income	9,204	6,555	48,575	26,092
Total other income (expenses)	9,204	(121,900)	48,575	(291,958)
Earnings before noncontrolling interests and income taxes	6,234,981	4,305,234	16,891,718	13,357,983
Provision for income taxes	(1,609,004)	(1,107,292)	(4,379,594)	(3,190,845)
Earnings before noncontrolling interests	4,625,977	3,197,942	12,512,124	10,167,138
Noncontrolling interests	-	-	-	(209,308)
Net earnings	4,625,977	3,197,942	12,512,124	9,957,830
Other comprehensive income
Foreign currency translation	(39,255)	(34,698)	(19,452)	(402,187)
Comprehensive income	$4,586,722	$3,163,244	$12,492,672	$9,555,643

Earnings per share
Basic	$0.12	$0.09	$0.34	$0.51
Diluted	$0.11	$0.09	$0.33	$0.51

Weighted average number of common stock outstanding
Basic	36,125,754	36,061,476	36,125,754	19,463,339
Diluted	40,167,345	36,091,242	37,507,917	19,465,518

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

	Nine months ended
	December 31,
	2009	2008
Operating activities:
Net earnings	$12,512,124	$9,957,830
Adjustments to reconcile net earnings to net cash used in operating activities
Noncontrolling interests	-	209,308
Depreciation and amortization	1,120,793	654,849
Benefit for deferred income taxes	164,934	(53,113)
Loss on disposal of property and equipment	-	289
Changes in operating assets and liabilities:
Trade receivables	3,149,316	172,808
Inventories	(10,010,662)	(10,501,428)
Prepayments	291,788	(499,412)
Other current assets	(1,462)	(64,981)
Trade payables	247,371	1,049,463
Income taxes payable	136,031	425,577
Advances from customers	-	1,727,701
Consideration payables	-	(5,352,352)
Amount due to a director	-	(59,076)
Amount due to an affiliate	-	-
Other payables and accrued expenses	(1,908,952)	(116,020)
Net cash provided by/(used in) operating activities	5,701,281	(2,448,557)

Investing activities:
Cash outflow from acquisition of subsidiaries	-	(1,451,038)
Purchases of property and equipment	(2,577,984)	(13,102,841)
Proceeds from disposal of property and equipment	-	3,918
Net cash used in investing activities	(2,577,984)	(14,549,961)

Financing activities:
Proceeds from borrowings	-	4,353,113
Repayment of borrowings	-	-
Amounts due to shareholders	-	7,360,552
Proceeds from issue of common stock	-	8,578,706
Proceeds from issuances of preferred stocks	12,006,646	-
Proceeds from issuances of warrants	1,302,354	-
Cost of raising capital	(1,094,047)	(1,741,421)
Net cash provided by financing activities	12,214,953	18,550,950

Increase in cash and cash equivalents	15,338,250	1,552,432

Effect of exchange rate on cash and cash equivalents	(39,570)	(260,356)

Cash and cash equivalents at beginning of the period	4,768,542	7,104,849

Cash and cash equivalents and proceeds from private placement held in escrow account at end of the period	$20,067,222	$8,396,925

Analysis of balances:
Proceeds from private placement held in escrow account	$931,630	$-
Cash and cash equivalents	19,135,592	8,396,925
	$20,067,222	$8,396,925

Supplemental disclosure of cash flows information:
Cash paid for:
Interest	$-	$318,050
Income taxes	$4,078,629	$2,818,381

Supplemental disclosure of non-cash information:
Issuance of warrants	$367,156	$-
Purchases of property and equipment	$160,183	$-

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